a

Exhibit 99.2

Q1 2023

Management Report

May 9, 2023

1

Contents

■	Q1 2023 Results

–  Overview

–  Key Financial & Operating Metrics

–  Revenue by Geographic Area

■	Q1 2023 Non-GAAP Results

–  Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

–  Reconciliation of GAAP to Non-GAAP Spending by Function

■	Related Information

The following commentary is provided by management and should be referenced in conjunction with PDF Solutions’ First Quarter 2023 financial results press release available on its Investor Relations website at http://www.pdf.com/financial-news. These remarks represent management’s current views of the Company’s financial and operational performance and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast. The Company disclaims any duty to update this information for future events.

2

PDF Solutions Reports First Quarter 2023 Results

Q1 2023 Key Metrics	financial results Summary
Revenue: $40.8M
GAAP Gross Margin: 71%

■    Q1 2023 Total revenues of $40.8M, up 1% over Q4 2022, and up 22% over Q1 2022.

■    Q1 2023 Analytics revenue of $36.3M, up 1% over Q4 2022, and up 19% over Q1 2022.

■    Q1 2023 Integrated yield ramp revenue of $4.4M, down 1% over Q4 2022, and up 44% over Q1 2022.

Non-GAAP Gross Margin: 75%
GAAP Diluted EPS: $0.01
Non-GAAP Diluted EPS: $0.19
Operating Cash Flow: ($1.0M)
Cash Used for Capital Expenditures: $2.9M

3

Key Financial & Operating Metrics – Quarterly

(in thousands, except share data, which is in millions, and percentages)

	Q1’23	Q4’22	Q3’22	Q2’22	Q1’22
Revenues	$ 40,759	$ 40,523	$ 39,860	$ 34,668	$ 33,498
GAAP Gross Margin	71%	71%	69%	65%	66%
Non-GAAP Gross Margin	75%	74%	72%	69%	69%
Outstanding Debt	$ -	$ -	$ -	$ -	$ -
Operating Cash Flow	($ 982)	$ 24,275	$ 1,403	$ 3,624	$ 2,996
Cash Used for Capital Expenditures (CAPEX)	$ 2,902	$ 1,725	$ 2,118	$ 2,822	$ 1,765
$ Shares Repurchased	$ -	$ -	$ -	$ 16,693	$ 5,778
Weighted Average Common Shares Outstanding	37.7	37.4	37.2	37.0	37.6
Effective Tax Rate Expense	52%	55%	37%	821%	40%

4

Revenue by Geographic Area – Quarterly

(Dollars in thousands)

	Q1’23	Q4’22	Q3’22	Q2’22	Q1’22
United States	$ 23,274	$ 20,756	$ 18,292	$ 17,086	$ 17,491
% of Total	57%	51%	46%	49%	52%
China	$ 6,956	$ 6,280	$ 9,555	$ 4,539	$ 4,120
% of Total	17%	16%	24%	13%	12%
Rest of the world	$ 10,529	$ 13,487	$ 12,013	$ 13,043	$ 11,887
% of Total	26%	33%	30%	38%	36%
Total revenues	$ 40,759	$ 40,523	$ 39,860	$ 34,668	$ 33,498

5

GAAP / Non-GAAP Presentation

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), the Company also provides certain non-GAAP financial measures. Non-GAAP gross profit excludes stock-based compensation expense and the amortization of acquired technology. Non-GAAP net income (loss) excludes the effects of certain non-recurring items, expenses related to an arbitration proceeding for a disputed customer contract, acquisition related costs, stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the valuation allowance for deferred tax assets. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental measures to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of expenses related to an arbitration proceeding for a disputed customer contract, and acquisition related costs) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Management uses these non-GAAP financial measures internally to measure profitability and performance; these non-GAAP measures are presented here to give investors an opportunity to see the Company’s financial results as viewed by management. A detailed reconciliation of the adjustments made to comparable GAAP measures is included herein.

6

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

Quarterly	(in thousands, except for shares and per share amounts)

	Q1’23	Q4’22	Q3’22	Q2’22	Q1’22

GAAP net income (loss)	$ 355	$ 483	$ 1,385	($ 1,147)	($ 4,150)
Adjustments to reconcile GAAP net income (loss) to non-GAAP net income:
Stock-based compensation expense	4,884	5,088	5,136	3,872	5,553
Amortization of acquired technology	553	553	553	553	553
Amortization of other acquired intangible assets	325	325	318	314	314
Expenses of arbitration (1)	2,133	852	556	36	451
Tax impact of valuation allowance for deferred tax assets and reconciling items (2)	(980)	98	(373)	664	937
Non-GAAP net income	$ 7,270	$ 7,399	$ 7,575	$ 4,292	$ 3,658
GAAP net income (loss) per diluted share	$ 0.01	$ 0.01	$ 0.04	($ 0.03)	($ 0.11)
Non-GAAP net income per diluted share	$ 0.19	$ 0.19	$ 0.20	$ 0.11	$ 0.09
Weighted average common shares used in GAAP net income (loss) per diluted share calculation	38,859	38,276	38,054	37,028	37,606
Weighted average common shares used in Non-GAAP net income per diluted share calculation	38,859	38,276	38,054	37,615	38,580

(1)	Represents expenses related to an arbitration proceeding over a disputed customer contract, which expenses are expected to continue until the arbitration is resolved.
(2)	The difference between the GAAP and non-GAAP income tax provisions is primarily due to the valuation allowance on a GAAP basis and non-GAAP adjustments. For example, on a GAAP basis, the Company does not receive a deferred tax benefit for foreign tax credits or R&D credits after valuation allowance. The Company’s non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full U.S. federal or state valuation allowance due to the Company’s cumulative Non-GAAP income and management’s conclusion that it is more likely than not to utilize its net deferred tax assets (DTAs). Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its U.S. net DTA on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its US DTAs on a non-GAAP basis.

7

Reconciliation of GAAP to Non-GAAP Spending by Function

Quarterly

	(in thousands)
	Q1’23	Q4’22	Q3’22	Q2’22	Q1’22
Cost of Revenue - GAAP	$ 11,904	$ 11,791	$ 12,545	$ 12,042	$ 11,529
Adjustments to reconcile GAAP Cost of Revenue to Non-GAAP Cost of Revenue:
Stock-based compensation expense	(964)	(737)	(854)	(655)	(728)
Amortization of acquired technology	(553)	(553)	(553)	(553)	(553)
Cost of Revenue - Non-GAAP	$ 10,387	$ 10,501	$ 11,138	$ 10,834	$ 10,248

Research & Development - GAAP	$ 13,051	$ 14,360	$ 14,303	$ 13,374	$ 14,089
Adjustments to reconcile GAAP R&D to Non-GAAP R&D:
Stock-based compensation expense	(1,794)	(2,233)	(2,180)	(1,810)	(3,168)
Research & Development - Non-GAAP	$ 11,257	$ 12,127	$ 12,123	$ 11,564	$ 10,921

Selling, General, & Administrative - GAAP	$ 15,645	$ 12,724	$ 12,005	$ 9,770	$ 10,839
Adjustment to reconcile GAAP SG&A to Non-GAAP SG&A:
Stock-based compensation expense	(2,126)	(2,118)	(2,102)	(1,407)	(1,657)
Expenses of arbitration (1)	(2,133)	(852)	(556)	(36)	(451)
Selling, General, & Administrative - Non-GAAP	$ 11,386	$ 9,754	$ 9,347	$ 8,327	$ 8,731

(1)	Represents expenses related to an arbitration proceeding over a disputed contract with a customer, which expenses are expected to continue until the arbitration is resolved.

8